EXHIBIT 23.1.2

CONSENT OF DAVIDSON & COMPANY, CHARTERED ACCOUNTANTS

May 31, 2002

Gusana Exploration Inc.
1208 - 1030 West Georgia Street
Vancouver, BC
V6K 2G8

Re: Form SB-2

Dear Sirs:

We refer to the Form SB-2 Registration Statement of Gusana Exploration Inc. (the "Company") filed pursuant to the Securities Exchange Act of 1933, as amended.

We conducted an audit of the Company's financial statements and have provided an audit report dated October 15, 2001 in connection with the preparation of the Form SB-2. We hereby consent to the filing of our audit report as part of the aforementioned Registration Statement. We also consent to the reference to our firm under the caption "Experts".

/s/ Davidson & Company

DAVIDSON & COMPANY
Chartered Accountants

Vancouver, Canada

A Member of SC INTERNATIONAL
1200-609 Granville Street, P.O. Box 10375, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6
Telephone:  (604) 687-0947   Fax:  (604) 687-6172